Summary of the Anthem, Inc. Directed Executive Compensation (DEC) Program (effective January 1, 2020)

Directed Executive Compensation (DEC) is an executive perquisite plan that provides officers of Anthem, Inc. (the “Company”) with flexibility to tailor certain benefits to meet their needs with a combination of cash (Cash Credits) and reimbursement of allowable expenses (Core Credits).

Cash Credits are paid directly to the executive and may be used to pay for a variety of expenses that may be incurred in his or her role with the Company. Core Credits are available as a reimbursement for allowable expenses related to the executive's financial health. The amount of Cash Credits and Core Credits the executive receives is based upon their position. The CEO receives Core Credits of $27,000 and Cash Credits of $27,000. Other Named Executive officers receive Core Credits of $15,000 and Cash Credits of $15,000.

Executives newly hired or promoted into an executive position will participate in the program at the beginning of the month following the date of hire or promotion. New participants receive a prorated portion of both the Cash and Core Credits based on full calendar months of service in the position.

Cash Credits

Cash Credits are paid to the executive monthly on the first paycheck of the month and may be used for his or her choice of benefits. The executive does not need to document how these credits are utilized.

Core Credits

Core Credits are available to reimburse executives for costs associated with allowable expenses related to their financial health. An executive can use his or her Core Credits to be reimbursed for:

•Investment Advisor Fees
•Investment Management Fees
•Financial Counseling Fees
•Retirement Planning and Advice
•Tax Preparation and Advice Fees
•Estate Planning Fees
•Legal Fees or legal software associated with:
◦Anthem compensation and/or benefits program review
◦Tax Preparation issues
◦Estate Planning issues
◦Financial Counseling issues
•Tax and Investment Software
•Tax, Investment and Financial Subscriptions